NEWS RELEASE

R&B, INC.


                                                 Corporate Headquarters:
                                                 R&B, Inc.
                                                 3400 East Walnut Street
                                                 Colmar, Pennsylvania 18915
                                                 Fax: (215) 997-8577
For Further Information Contact:                 Visit our Home Page:
      Mathias J. Barton, CFO                     www.rbinc.com
      (215) 997-1800 x 5132
      E-mail: MBarton@rbinc.com

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R&B, Inc. Reports Sales and Earnings for the Third Quarter Ended
September 27, 2003;  Comments on 2003 Outlook

        Colmar, Pennsylvania (October 27, 2003) -- R&B, Inc., (NASDAQ:RBIN) today announced financial results for the third quarter ended September 27, 2003. For the third quarter ended Septem ber 27, 2003, sales increased 8% to $58.2 million from $53.9 million in the same period last year. Net income in the third quarter of 2003 was $3.7 million compared to net income of $2.6 million in the same period last year. Diluted earnings per share in the third quarter increased 41% to $0.41 from $0.29 in the same period last year.

        For the nine months ended September 27, 2003, sales increased 4% to $166.5 million from $160.4 million in the same period last year. Diluted earnings per share for the first nine months of 2003 were $1.05 compared to $0.99 in the same period last year, which included an after-tax gain of $0.15 per share on the sale of the Company's specialty fastener business. Net income for the first nine months of 2003 was $9.5 million compared to net income of $8.9 million in the same period last year, which included the above-mentioned after-tax gain of $1.3 million. Excluding the gain for comparison purposes, fully diluted earnings per share increased 25% for the first nine months of 2003.

        Sales volume in 2003 increased as a result of several successful new product introductions and shipments to new customers for the Company's Allparts brake and Pik-A-Nut home hardware businesses. These sales increases were partially offset by a decline in sales volume in the Company's Swedish subsidiary due to the weak U.S. dollar. On a year to date basis, the favorable effects of foreign currency exchange resulted in a 2% year over year increase in sales; however, this benefit was largely offset by the elimination of $2.1 million in revenues from the specialty fastener business sold in May 2002 and sales volume declines in the Swedish business.

        Net debt (total debt less cash and short-term investments) was reduced by $8.5 million during the quarter as a result of strong operating cash flow. Net debt at September 27, 2003 was $28.0 million, down $6.4 million since the start of the fiscal year.

        Mr. Richard Berman, Chairman, President and Chief Executive Officer said, "We are pleased with our third quarter results and our continued progress. The pace of new product introductions has


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accelerated in the last two quarters as a result of the investments we have made in additional product development resources and promotional efforts. These new products have been well received by our customers. We recently completed a 30,000 square foot addition to our Allparts brake facility as a result of the continued growth of this business. We are completing plans for an 80,000 square foot addition to our central distribution center in Warsaw, Kentucky to accommodate current and expected future growth of our exciting new Dorman OE Solutions line of hard parts. We remain committed to our strategy of accelerating opportunities for our customers and our businesses through continued investment in new product development, initiatives designed to create and grow aftermarket demand for new and existing products, and supply chain excellence to ensure that the right parts are available at the right time."


Full Year 2003 Outlook:

        Sales in the fourth quarter of the prior year benefitted from over $4 million in one-time sales related to customer inventory builds. As a result, the Company expects reported fourth quarter 2003 sales and earnings per share to be below prior year levels. Sales growth for fiscal 2003 after adjusting for exchange, the specialty fastener sale and the one-time sales described above is expected to be on the low end of the Company's previously announced two year growth target of 4% to 8% annually. Growth in fully diluted earnings per share in fiscal 2003, excluding an after-tax gain of $0.15 per share on the sale of the Company's specialty fastener business in the prior year, is expected to be within the Company's previously announced range of 8% to 13%.

        R&B, Inc. is a leading supplier of OE Dealer "Exclusive" automotive replacement parts, automotive hardware and brake products to the automotive aftermarket and household hardware to the general merchandise markets. R&B's products are marketed under more than thirty proprietary brand names, through its Motormite, Dorman, Allparts, Scan-Tech, MPI and Pik-A-Nut businesses.

        Forward looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward looking statements which speak only as of the date hereof. Factors that cause actual results to differ materially include, but are not limited to, those factors discussed in the Company's Annual Report on Form 10-K under "Business - Risk Factors."






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                           R&B, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations
                    (in thousands, except per-share amounts)

                                   13 Weeks         13 Weeks
Third Quarter (unaudited)       9/27/03  Pct.   9/28/02     Pct.
Net sales                       $58,183  100.0  $53,889    100.0
Cost of goods sold               37,357   64.2   34,718     64.4
Gross profit                     20,826   35.8   19,171     35.6
Selling, general and
 administrative expenses         14,216   24.4   14,209     26.4
Income from operations            6,610   11.4    4,962      9.2
Interest expense, net               846    1.5      942      1.7
Income before income taxes        5,764    9.9    4,020      7.5
Provision for income taxes        2,047    3.5    1,412      2.7
Net income                      $ 3,717    6.4  $ 2,608      4.8
Earnings per share
     Basic                      $  0.43    -    $  0.31       -
     Diluted                    $  0.41    -    $  0.29       -
Average shares outstanding
     Basic                        8,717    -      8,493       -
     Diluted                      9,098    -      8,965       -


                                 39 Weeks           39 Weeks
Third Quarter (unaudited)      9/27/03  Pct.    9/28/02     Pct.
Net sales                      $166,523  100.0 $160,424    100.0
Cost of goods sold              105,916   63.6  102,498     63.9
Gross profit                     60,607   36.4   57,926     36.1
Selling, general and
 administrative expenses         43,287   26.0   43,243     26.9
Other income (1)                    -       -    (2,143)    (1.3)
Income from operations           17,320   10.4   16,826     10.5
Interest expense, net             2,621    1.6    3,078      1.9
Income before income taxes       14,699    8.8   13,748      8.6
Provision for income taxes        5,232    3.1    4,878      3.1
Net income                      $ 9,467    5.7  $ 8,870      5.5
Earnings per share
     Basic                      $  1.10    -    $  1.05       -
     Diluted                    $  1.05    -    $  0.99       -
Average shares outstanding
     Basic                        8,610    -      8,484       -
     Diluted                      9,026    -      8,944       -

(1) In the second quarter of 2002, the Company sold its specialty fastener business, resulting in a pre-tax gain of $2.1 million, which is reported as other income. The gain after-tax was $1.3 million, or $0.15 per fully diluted share.







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                          R&B, INC. AND SUBSIDIARIES
                         Consolidated Balance Sheets
                                 (in thousands)

                                9/27/03               12/28/02
Assets:                         (Unaudited)
Cash and short term investments  $ 16,309            $ 19,171
Accounts receivable                51,358              48,769
Inventories                        50,199              47,217
Prepaid expenses and other         10,098               9,046
Total current assets              127,964             124,203
Property & equipment               16,598              16,591
Goodwill                           28,931              28,607
Other assets                          746                 727
Total assets                     $174,239            $170,128

Liability & Shareholders' Equity:
Current portion of long-term debt$  9,055            $  9,291
Accounts payable                   11,884              11,813
Accrued expenses and other         12,550              11,759
Total current liabilities          33,489              32,863
Long-term debt                     35,213              44,218
Deferred income taxes               4,151               3,475
Shareholders' equity              101,386              89,572
Total Liabilities and Equity     $174,239            $170,128


Selected Cash Flow Information:
(in thousands)                       13 Weeks                39 Weeks
                                9/27/03     9/28/02    9/27/03    9/28/02
Depreciation and
amortization                $   933      $1,207    $  3,352   $ 4,362
Capital Expenditures        $ 1,040      $1,389    $  3,343   $ 2,511


Reconciliation of Non-GAAP Measures (Unaudited): In the second quarter of 2002, R&B, Inc. sold its specialty fastener business, resulting in an after-tax gain of $1.3 million. The gain from the sale has been excluded from comparisons to net income and earnings per share to enhance comparability due to the size and infre quent nature of this gain.

(In thousands)
                                 39 Weeks       39 Weeks    Pct.
                                 9/27/03         9/28/02   Change
Fully diluted earnings
  per share (as reported)         $1.05           $0.99       6%
Less: gain on sale, net of tax       -            (0.15)
                                  -----           -----      ---
Net Income (as adjusted)          $1.05           $0.84      25%